LIMITED DURABLE POWER OF ATTORNEY

Know all persons by this document:

That I, LOUISE H. ROGERS, also known as Louise Rogers Ornelas, a legal resident of Tyler, Smith County, Texas, do by this document constitute and appoint SHARON E. CONWAY, whose signature is as follows: _______________, my true and lawful attorney-in-fact **ONLY** in all matters related to my loans to Nevada Gold & Casinos, Inc. ("NGC"), to act in my name, place, and stead, to do and perform any act that I myself might perform or do if I were personally present in all matters related to my loans to NGC, except as limited below.

Specifically, as to my loans to NGC **ONLY**, Ms. Conway is fully empowered and authorized by me to:

1. give notice of default, including but not limited to notice of a late interest payment, to NGC;

2. assert and exercise on my behalf and in my name any and all of my rights in any of the collateral provided to me by NGC and/or any other person or entity who guaranteed any of my loans to NGC or that provided any collateral for my loans to NGC, including but not limited to my power of attorney rights under any and all credit facilities, security agreements, security instruments, or other loan documents;

3. initiate, assert, and prosecute before a court or administrative agency a claim, a claim for relief, a counterclaim, or an offset, or defend against an individual, a legal entity, or a government, including suits to recover property or other things of value, to foreclose on collateral, to recover damages sustained by me, to eliminate or modify tax liability, or to seek an injunction, specific performance, or other relief;

4. bring an action to determine adverse claims or intervene in an action or litigation;

5. in connection with an action or litigation, procure an attachment, garnishment, order of arrest, or other preliminary, provisional, or intermediate relief and use any available legal procedure to effect or satisfy a judgment, order, or decree;

6. in connection with an action or litigation, perform any lawful act I could perform, including acceptance of tender, offer of judgment, admission of facts, submission of a controversy on an agreed statement of facts, consent to examination before trial, and binding of the principal in litigation;

7. waive the issuance and service of process on me, accept service of process on my behalf, appear for me in court, designate persons on whom process directed to me may be served, execute and file or deliver stipulations on my behalf, verify pleadings, seek appellate review, procure and give surety and indemnity bonds, contract and pay for the preparation and printing of records and briefs, or receive and execute and file or deliver a consent, waiver, release, confession of judgment, satisfaction of judgment, notice, agreement, or other instrument in connection with the prosecution, settlement, or defense of a claim or litigation;

8 act for me with respect to bankruptcy or insolvency proceedings, whether voluntary or involuntary, concerning NGC or any other appropriate person, with respect to a reorganization proceeding or a receivership or application for the appointment of a receiver or trustee that affects my interest in any real or personal property or other thing of value;

9. if Ms. Conway deems it necessary and appropriate, engage additional counsel to pursue any claims I may have against NGC, make strategy decisions in any legal proceeding against NGC, and incur fees and expenses in my name and for which I am liable in pursuit of my claims against NGC; and

10. take any other action directed by me regarding my loans to NGC, including but not limited to waive an event of default, cease funding on any loan or credit facility, etc.

However, Ms. Conway may not settle any claims I may against NGC without my express written consent. My express written consent may be presented as an original signed document, an e-mail from me, or a facsimile transmission from me. ***This Power of Attorney is and shall remain revocable at any time by me.***

Ms. Conway is not empowered as my attorney-in-fact under this Power of Attorney in any matter other than those related to my loans to NGC.

Provision for Durable Power of Attorney

This Power of Attorney is effective as of January 24, 2006, and will remain in full force and effect until my death, or until revoked by me in writing. This Power of Attorney shall not terminate on my future disability or incompetency, but shall survive it.

DATED January 24, 2006.

Louise H. Rogers 1-24-[illegible]
LOUISE H. ROGERS

Acknowledgement

This instrument was acknowledged before me on January 24, 2006, by Louise H. Rogers.

(Seal)

RHONDA SHUMAN
Notary Public, State of Texas
My Commission Expires
July 22, 2009

Rhonda Shuman
Notary Public in and for the State of Texas